Exhibit 4.48

Execution Version

Equity and Asset Transfer Agreement

By and Among

CASI Pharmaceuticals, Inc.

Kaixin Pharmaceuticals Inc.

CASI Pharmaceuticals (China) Co., Ltd.

AND

CASI Pharmaceuticals (Wuxi) Co., Ltd.

May 9, 2025

Equity and Asset Transfer Agreement

This Equity and Asset Transfer Agreement (this “Agreement”) is entered into on May 9, 2025 (the “Execution Date”) in the People’s Republic of China (the “PRC”) by and among:

1.

CASI Pharmaceuticals, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands, having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Transferor”);

2.

Kaixin Pharmaceuticals Inc, an exempted company with limited liability incorporated under the laws of the Cayman Islands, having its registered office at the offices of Maricorp Services Limited., 2nd Floor, Strathvale House, 90 North Church Street, P.O. Box 1103, George Town, Grand Cayman KY1-1102, Cayman Islands (the “Transferee”), which is wholly-owned by Dr. Wei-Wu He (the Transferee and Dr. Wei-Wu He, collectively, the “Management Member”);

3.

CASI Pharmaceuticals (China) Co., Ltd., a company duly incorporated and validly existing in accordance with the laws of the PRC, having its registered office at Suites 01 and 02, 17 Office 1T01, 17/F, 81 Jianguo Road, Chaoyang District, Beijing (“CASI China”);

4.

CASI Pharmaceuticals (Wuxi) Co., Ltd., a company duly incorporated and validly existing in accordance with the laws of the PRC, having its registered office at 1719-15 Huishan Avenue, Huishan Economic Development Zone, Wuxi (“CASI Wuxi”, together with CASI China, collectively referred to as the “Target Companies”, and each a “Target Company”).

Hereinafter, the above entities are referred to individually as a “Party” and collectively as the “Parties”.

Whereas:

1.

The Transferor is the legal and beneficial owner of each of the Target Companies and holds 100% of the equity interest in each of them (collectively referred to as the “Target Equity Interests”), as detailed in Schedule I attached hereto.

2.

The Transferor owns or controls certain licensing rights, distribution rights, supply arrangements and related rights in connection with specific pipeline products, consisting of BI-1206 (in China), CD38 (including CID-103)(in Asia (excluding Japan)), and Thiotepa (in China excluding Hong Kong, Macau and Taiwan) (the “Pipeline Products”) as detailed in Schedule II attached hereto (such rights, collectively referred to as the “Target Assets”).

3.

The Transferor, CASI Wuxi, Wuxi Huicheng Yuanda Investment Partnership Enterprise (Limited Partnership) (the “Wuxi Creditor”) and certain other parties entered into a Convertible Debt Investment Agreement dated as of December 14, 2023, in which the Wuxi Creditor extended a loan in the amount of RMB134,196,000 to CASI Wuxi bearing an interest of 4.05% annual interest (the “Wuxi Loan”). In connection with the Wuxi Loan, the Transferor, Wuxi Creditor and CASI Wuxi entered into certain Guarantee Contract, dated December 14, 2023 with respect to certain repayment obligations of Wuxi Loan.

4.

The Transferor intends to transfer to the Transferee the Target Equity Interests and the Target Assets, and the Transferee intends to accept the transfer of the Target Equity Interests and the Target Assets pursuant to the terms and conditions of this Agreement and certain assignment and/or novation agreements to be entered into in relation to the Target Assets (the “Transfer”).

5.

A committee of the Transferor board of directors consisting of members of the board who are not affiliated with Transferee and are not members of the management of the Transferor (the “Special Committee”) has recommended the Transfer to the Transferor board of directors for approval.

IN WITNESS THEREOF, the Parties agree to enter into this Agreement and have reached the following consensus upon equal and amicable negotiation.

1.	The Transfer

(1)

Target Equity Interests Transfer. The Parties agree that the Transferor will transfer to the Transferee the Target Equity Interests held by it and all the rights and obligations attached to the Target Equity Interests, and the Transferee agrees to accept the transfer of the Target Equity Interests and all the rights and obligations attached to the Target Equity Interests. The Transferee shall have the right to designate, at its sole discretion, an indirect subsidiary in China (to be established by the Transferee) to hold the Target Equity Interests. Upon completion of the transfer, the Transferee (or its designated subsidiary, as the case may be) shall become the sole shareholder of each of the Target Companies, holding 100% of the equity interest in each of the Target Companies, and shall enjoy the rights and bear the obligations with respect to the equity interest in the Target Companies.

(2)

Target Assets Transfer. The Parties further agree that the Transferor will transfer to the Transferee the Target Assets through contract assignment, novation arrangement or other methods agreed upon by the Parties.

2.	Consideration and Cost Sharing

(1)	Consideration

The total consideration for the transfer of Target Equity Interests and Target Assets is Twenty Million U.S. Dollars (US$20,000,000.00). Both Parties agree that, concurrently with the Closing and as a form of paying the consideration, the Transferee shall assume the guarantee liabilities of the Transferor for the Wuxi Loan in an amount up to Twenty Million U.S. Dollars (US$20,000,000.00) (the “Assumed Indebtedness”).

(2)	Contingent Payments with respect to CNCT19 Costs

The Transferor and Juventas Cell Therapy Ltd. (“Juventas”) are currently engaged in arbitration proceedings regarding the termination of the license agreement for CNCT19. In the event that a final and non-appealable arbitration award is issued or the Transferor and Juventas settle the dispute, resulting in either (i) a sole cash award (but not a declaratory award confirming Transferor’s rights with respect to CNCT19 with supplemental cash award or other non-monetary remedies), or (ii) a sole cash settlement payment in favor of the Transferor (collectively, the “Cash Compensation”), such Cash Compensation shall be allocated between the Transferor and the Transferee as follows:

(i)	fifty percent (50%) of the Cash Compensation shall be payable to the Transferor; and

(ii)	fifty percent (50%) of the Cash Compensation shall be payable to the Transferee.

Both Parties agree and acknowledge that the sharing of Cash Compensation is for the sole purpose of compensating the Target Companies for the costs incurred in relation to the performance of the license agreement for CNCT19 and the alleged termination thereof. In the event that a final and non-appealable arbitration award is issued or the Transferor and Juventas settle the dispute, and such arbitration award or settlement includes both monetary consideration and other compensation of ascertainable value, (including, without limitation, cash payments, release of liabilities, equity interests, future royalty rights, or any other economic benefit) that is provided to or retained by the Transferor, the Parties shall negotiate in good faith to reach a mutually acceptable arrangement with respect to such non-cash compensation.

(3)	Contingent Payments with respect to China business costs

The Transferor and Acrotech Biopharma Inc. (“Acrotech”) are currently engaged in arbitration proceedings regarding the termination of certain license agreement with respect to the commercialization rights of Evomela® in China (the “Dispute”).

In the event that a final and non-appealable arbitration award is issued, or the Dispute is otherwise resolved by way of settlement or other binding resolution, the Parties agree to allocate any resulting compensation, penalties, or settlements as follows:

(a) Cash Award in Favor of the Transferor

If the final award or settlement results in a cash payment in favor of the Transferor (but not including declaratory or injunctive relief), such payment (the “Cash Award”) shall be allocated as follows:

(i)	fifty percent (50%) of the Cash Award shall be payable to the Transferor; and

(ii)	fifty percent (50%) of the Cash Award shall be payable to the Transferee.

Both Parties agree and acknowledge that the sharing of Cash Award is for the sole purpose of compensating the Target Companies for the costs incurred in relation to the performance of the license agreement for Evomela® and the Dispute.

(b) Cash Penalty Payable by the Transferor Due to Target Companies’ Conduct

If the final award or settlement results in a cash payment to Acrotech, which is determined, based on express findings in the award or settlement documents, to arise from the inappropriate actions of the Target Companies in connection with their business operations in China (the “Cash Penalty”), then such Cash Penalty shall be allocated as follows:

(i)50% to be borne by the Transferor, and

(ii)	50% to be borne by the Transferee.

Both Parties agree and acknowledge that the sharing of Cash Penalty is for the sole purpose of compensating the Transferors for the costs and/or damages incurred in relation to the inappropriate actions by the Target Companies with respect to their business operations in China.

(c) Non-Cash Compensation or Other Settlement Outcomes

If the Dispute is resolved through settlement or other means resulting in non-cash compensation or other forms of relief, the Parties agree to negotiate in good faith to reach a mutually acceptable arrangement regarding the treatment of such non-cash outcome.

3.	Representations and Warranties

(1)	Representations and Warranties of the Transferor and the Target Companies

The Transferor and the Target Companies hereby represents and warrants, jointly and severally, to the Transferee as of the date hereof and the Closing Date as follows, except in each case qualified in their entirety by reference to (a) the disclosure in the Transferor’s public disclosure filed with or furnished to the U.S. Securities and Exchange Commission or (b) the disclosures set forth or referenced in the Transferor Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Transferor Disclosure Schedule shall be deemed to apply and qualify (x) the article or sub-article of this Agreement to which it corresponds in number and (y) such other article(s) or sub-article(s) of this Agreement to which the relevance of such information is apparent), and (c) any information that would cause one or more of the representations and warranties contained in this Article 3 to be untrue or incorrect, of which the Management Member has actual knowledge prior to the date of this Agreement. The knowledge qualifier set forth herein shall only apply to representations and warranties relating to material matters. In the event of any dispute regarding whether the Management Member had actual knowledge of any matter, such knowledge shall be subject to a rebuttable presumption that the Management Member did not have actual knowledge, unless the Transferor provides clear and objective evidence that the Management Member had actual awareness of the relevant facts or circumstances as of the date of this Agreement:

(i)	Organization and Qualification. Each of the Target Companies has been duly incorporated and organized under the laws of its place of incorporation, has the capacity, power and authorization requisite to own and operate its properties and assets and to carry on its business as contemplated by this Agreement and its business license.

(ii)

Total Capital and Other Particulars of the Target Companies. The particulars of the registered capital and other particulars of each of the Target Companies set forth in Schedule I to this Agreement are true, complete and correct. As of the Execution Date, the registered capital of each of the Target Companies has been fully contributed by its shareholders.

(iii)

Target Equity Interests. The Transferor is the sole legal and beneficial owner of the Target Equity Interests held by it. Other than those disclosed in the Transferor Disclosure Schedule, there is no encumbrance, nominee shareholding arrangement or co-ownership arrangement over or affecting the Target Equity Interests, no agreement or commitment to give and create any such encumbrance, nominee shareholding arrangement or co-ownership arrangement, and no restriction on transfer.

(iv)

Valid Issuance of Shares. All registered capital, options, warrants and other securities of each Target Company have been issued in full compliance with the requirements of all applicable laws. No registered capital of any Target Company was issued or subscribed to in violation of the preemptive rights of any person, terms of any contract, or any applicable laws, by which each such Target Company at the time of issuance or subscription was bound. There are no (i) resolutions pending to change the share capital or registered capital of any Target Company or cause the liquidation, winding up, or dissolution of any Target Company, (ii) dividends which have accrued or been declared but are unpaid by any Target Company, or (iii) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Target Company.

(v)

Authorization. Each of the Transferor and the Target Companies has the capacity, power and authority requisite to execute, deliver and perform this Agreement. All actions on the part of the Transferor and each of the Target Companies necessary for the authorization, execution and delivery of and the performance of obligations under this Agreement, and for the authorization, issuance and delivery of the Target Equity Interests, have been taken or will be taken prior to the Closing.

(vi)

Consents. No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with any third party is required on the part of the Transferor and each of the Target Companies in connection with the execution, delivery and performance by the Transferor and each of the Target Companies of this Agreement and the consummation of the transactions contemplated by this Agreement, except for (i) the contract assignment, novation arrangement or other arrangements for the transfer of target assets as set forth under Article 1(2), the consent for which shall be obtained separately for the definitive agreements entered into therefor and (ii) such filings to be made by the Transferor pursuant to such applicable laws and regulations with respect to its listing with the Nasdaq Stock Market.

(vii)

No Breach. The execution and delivery by the Transferor and each of the Target Companies of this Agreement and the performance by the Transferor and each of the Target Companies of their obligations under this Agreement do not and will not:

(a)	Breach, or constitute a default under, the articles of associations of the Transferor and the Target Companies;

(b)

Result in a breach of, or constitute a default under, any contract to which the Transferor or any of the Target Companies is a party or by which they are or their real properties or assets are bound, or result in acceleration of any obligation under any loan agreement, except for the contracts in relation to Target Assets to be transferred as set forth under Article 1(2), the arrangement for which shall be entered into separately;

(c)	Result in a breach or violation of or any incompliance under any laws applicable to the Transferor and the Target Companies; or

(d)

Result in the creation of any lien upon any equity interests or assets of the Target Companies or the suspension, revocation, forfeiture, or non-renewal of any permit or license applicable to the Target Companies.

(viii)Group Structure. Except as set forth in Schedule III to this Agreement, (i) the Transferor do not currently own or control, directly or indirectly, any interest in any other entity in China mainland, and (ii) no Target Company is a participant in any joint venture, partnership or similar arrangement.

(ix)

Compliance with Laws. None of the Target Companies is in violation of any applicable laws in respect of the conduct of its business or the ownership of its properties in any material aspects. Each Target Company has all approvals, franchises, permits, licenses and any similar authority necessary for the conduct of its business in all material aspects as currently conducted and as proposed to be conducted. None of the Target Companies is in default under any of such approvals, franchises, permits, licenses or other similar authority, nor is it in receipt of any letter or notice from any relevant authority notifying revocation of any such approvals, franchises, permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by such Target Company. In respect of any such approvals, franchises, licenses, permits or similar authority which are subject to periodic renewal by any governmental or administrative authorities, the Transferor has no reason to believe that such requisite renewals will not be granted by the relevant authorities.

(x)

Title to Properties and Assets. Each Target Company has good and marketable title to its properties and assets held in each case subject to no lien, security interest or charge of any kind. Except for leased or licensed assets, no person other than a Target Company owns any interest in any such assets. With respect to the property and assets it leases, each Target Company is in compliance with such leases and holds valid and binding leasehold interests in such assets free of any liens of any party other than the lessors of such property and assets. There are no material facilities, services, assets or properties shared with any person other than a Target Company which are used in connection with the business of any Target Company.

(xi)

Employment Matters. Each of the Target Companies has complied in all material aspects with all applicable laws related to labor or employment, including provisions thereof relating to wages, hours, overtime, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining, employment and labor laws. Each of the Target Companies has withheld and paid to the appropriate governmental authority or is holding for payment not yet due to such governmental authority all material amounts required to be withheld from employees of such Target Companies. Except for the adjustment to be made in connection with the transactions contemplated hereunder or pursuant to the terms of the applicable employment agreement, the Transferor is not aware that any officer or key employee intends to terminate their employment with any of the Target Companies, nor does any Target Companies has a present intention to terminate the employment of any officer or key employee. Each current and former officer and senior technicians of each of the Target Companies has duly executed a confidential information, non-compete and invention assignment agreement with customary terms and any of such current or former officers, consultants or employees are not in violation thereof. The performance of each key employee’s duties to the Target Companies will not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy, or any judgment, decree or order of any court or governmental authority, to which he/she is a party or is otherwise bound. There is not pending or to the knowledge of the Transferor threatened, and there has not been since, any action relating to the violation or alleged violation of any applicable laws related to labor or employment, including any charge or complaint filed by an employee with any governmental authority or any Target Companies.

(xii)	Material Contracts.

(a)

“Material Contracts” means, collectively, each contract to which a Target Company or any of its properties or assets is bound or subject to that (a) involves obligations (contingent or otherwise) or payments in excess of US$250,000 per annum or has an unexpired term in excess of one year, (b) involves intellectual property of a Target Company, (c) restricts the ability of a Target Company to compete or to conduct or engage in any business or activity or in any territory, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any equity securities, (e) involves any provisions providing for exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (f) is with a related party, (g) involves indebtedness, an extension of credit, a guaranty, surety or assumption of any obligation or any secondary or contingent liabilities, deed of trust, or the grant of a lien with an aggregate amount of US$200,000, (h) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business, (i) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (j) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or material personal property, (k) involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing contracts), or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any person, (l) is with a governmental authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities), (m) is an employee benefits plan, or a collective bargaining agreement or is with any labor union or other representatives of the employees, (n) is a brokerage or finder’s agreement, or material sales agency, marketing or distributorship contract, or (o) is otherwise material to a Target Company or is one on which a Target Company is substantially dependent.

(b)

A true, fully-executed copy of each Material Contract including all amendments and supplements thereto (and a written summary of all terms and conditions of each non-written Material Contract, if any) has been delivered to the Transferee. Each Material Contract is a valid and binding agreement of the Target Company that is a party thereto, the performance of which does not and will not violate any applicable laws, and is in full force and effect and enforceable against the parties thereto, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as may be limited by laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies. Each Target Company has duly performed in all material respects of its obligations (including payment obligations) under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Target Company or, to the knowledge of the Transferor, any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of this Agreement will occur. No Target Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Target Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

(c)	There is no non-competition agreement or other similar commitment to which any Target Company is a party that would impose restrictions upon the Transferee.

(xiii)Financial Statements. The Transferor shall have delivered or cause to be delivered to the Transferee unaudited balance sheets, income statements and statements of cash flow for the Target Companies for the latest fiscal year ended December 31, 2024 (the “Balance Sheet Date”, the foregoing financial statements and any notes thereto are hereinafter referred to as the “Financial Statements”).

Such Financial Statements (a) are in accordance with the books and records of the applicable Target Companies, (b) are true, correct and complete and present fairly the financial condition of such Target Companies at the date or dates therein indicated and the results of operations for the period or periods therein specified in all material respects, except for the omission of notes thereto and normal year-end audit adjustments, and (c) have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“US GAAP”) applied on a consistent basis. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of the respective Target Company’s material debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with the US GAAP. Except as disclosed in the Financial Statements, none of the Target Companies is a guarantor or indemnitor of any indebtedness of any other person or entity. Each Target Company maintains a standard system of accounting established and administered in accordance with applicable laws and generally accepted accounting principles.

(xiv)No Undisclosed Liabilities. No Target Company has any indebtedness or liabilities of any nature, whether accrued, absolute, contingent or otherwise and whether due or become due, that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which any Target Company has otherwise become directly or indirectly liable, other than (a) those are adequately reflected or reserved for in the balance sheet of the Target Companies as of the Balance Sheet Date, and (b) those which have been incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice or which, individually or in the aggregate, would not reasonably be expected to be material to the Target Companies, taken as a whole. Neither of the Target Companies is unable to pay its debts as and when they fall due or, is subject to any insolvency proceedings or has had a receiver, liquidator or administrator appointed over its assets.

(xv)

Activities Since Balance Sheet Date. Since Balance Sheet Date, each Target Company has (i) operated its business in the ordinary course consistent with its past practice, (ii) used its reasonable best efforts to preserve its business, (iii) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, (iv) not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business consistent with past practice, and (v) not taken any action that, if taken during the period from the date of this Agreement through the Closing without Transferee’s consent, would constitute a breach of Article 7 of this Agreement, in each case other than those actions taken in connection with the transactions contemplated under this Agreement.

(xvi)Litigation. Except as disclosed in the Transferor Disclosure Schedule, there is no action pending (or, to the knowledge of the Transferor, currently threatened) (a) against any of the Target Companies, any Target Company’s activities, properties or assets, or any officer, director or employee of any Target Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Target Company, or otherwise; or (b) questions the validity of the transaction contemplated by this Agreement, the right of the Target Companies or the Transferor to enter into them, or to consummate the transactions contemplated by this Agreement. To the knowledge of the Transferor, there is no factual or legal basis for any such action. By way of example, but not by way of limitation, there are no actions pending against any of the Target Companies or, to the knowledge of the Transferor, threatened against any of the Target Companies, relating to the use by any employee of any Target Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties.

(xvii)Intellectual Property. The Transferor has provided a true and complete list of all of the Target Companies’ issued patents and patent applications, trademark registrations and applications therefor, software copyright registrations and applications therefor, and Internet domain names, in each case included in (i) the owned intellectual property rights and (ii) licensed intellectual property rights, specifying for each item the owner, licensor and licensee thereof, as applicable, the registration or application number, the registration or application date, and the applicable filing jurisdiction (or, in the case of a domain name, the applicable domain name registrar). No Target Company has infringed, misappropriated or otherwise violated any intellectual property right of any third party. The Target Companies have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all intellectual property rights of the Target Companies that are related to the business of the Target Companies and the value of which to any Target Company is contingent upon maintaining the confidentiality thereof and no such intellectual property rights has been disclosed other than to employees, representatives and agents of the Target Companies all of whom are bound by written confidentiality agreements with customary terms. The development and commercialization of the Pipeline Products based upon the Target Assets does not infringe any issued patent or any pending patent of any person.

(xviii) [Reserved]

(xix)Tax Matters. All tax returns of the Target Companies have been timely filed in accordance with the applicable laws and all such tax returns are true, correct, and complete. All taxes of the Target Companies (whether or not shown to be due and payable on any tax return) have been timely paid. Each of the Target Companies has timely paid or withheld all material taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such taxes to the appropriate governmental authority). None of the Target Companies has executed any outstanding waiver of any statute of limitations or outstanding extension of the period, for the assessment or collection of any taxes. No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any tax return or taxes of any Target Company is currently in progress or, to the knowledge of the Transferor, threatened, and no audit or other examination or administrative, judicial or other proceeding of, or with respect to, any tax return or taxes of any Target Company that has previously been proposed, asserted or assessed could reasonably be expected to be proposed, asserted or assessed again with respect to any tax period ending after the Closing. No deficiency for any amount of tax has been asserted or assessed by any governmental authority against any Target Company that has not been satisfied by payment, settled or withdrawn. All preferential tax treatments granted to the Target Companies have been properly approved by or filed with the competent tax governmental authorities in accordance with applicable laws. No written claim has been made by a governmental authority in any jurisdiction where any Target Company has not filed tax return that any Target Company is or may be subject to tax or any filing requirement related to tax in that jurisdiction. No Target Company is a party to or bound by, or has any obligation under, any tax allocation agreement, tax indemnity agreement, tax sharing agreement or similar contract or arrangement to indemnify any other person with respect to taxes that will be in effect after the Closing. The charges, accruals and reserves for taxes with respect to the Target Companies reflected on the books and records of the Target Companies are adequate to cover tax liabilities accruing through the Balance Sheet Date. Since the Balance Sheet Date, no Target Company has engaged in any transaction, or taken any action, other than in the ordinary course of business consistent with past practice or pursuant to the transactions contemplated under this Agreement, that would impact any tax asset or tax liability of any Target Company.

(xx)

Insurance. Each Target Company has obtained the insurance coverage of the same types and at the same coverage levels as other similarly situated companies. There is no claim pending thereunder as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and each Target Company is otherwise in compliance in all material respects with the terms of such policies and bonds.

(xxi)[Reserved]

(xxii)Compliance with Anti-Corruption Laws. The Target Companies and their respective directors, officers, employees, agents and other persons acting on their behalf are familiar with and are and have been in compliance with all applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws.

(xxiii)[Reserved]

(xxiv)As of the Execution Date, the Transferor has provided complete and unredacted copies of the relevant ancillary agreements, exhibits, schedules, or other documents including any and all amendments thereto, which set forth and are sufficient to fully describe all the terms and conditions with which the Target Assets must comply in relation to the transfer of the Target Assets contemplated by this Agreement.

(xxv)The scientific, technical and other information relating to the intellectual property and Pipeline Products in connection with the Target Assets disclosed or made available by the Transferor or any of its representatives to the Transferee has been true and correct in all respects.

(xxvi)[Reserved]

(xxvii) [Reserved]

(xxviii)The Transferor is and has been in compliance with all laws applicable to and in connection with the businesses and operations of Target Companies and the development and commercialization of the intellectual property and the Pipeline Products in connection with the Target Assets. There are no, and there have not been any issued judicial orders, writs, injunctions, decrees, judgments or stipulations in force against the Transferor with respect to the businesses and operations of the Target Companies and the intellectual property or Pipeline Products in connection with the Target Assets that have or would reasonably be expected to have a material adverse effect on the ability of the Transferee to conduct its businesses or to develop and commercialize the Pipeline Products in compliance with all applicable laws.

(xxix)[Reserved]

(xxx)[Reserved]

(xxxi)All employees, consultants, contractors and other persons of the Transferor who have contributed to the design, creation, conception, reduction to practice or invention of any intellectual property under the Target Assets have entered into written agreements with the Transferor assigning to the Transferor all rights relating to such design, conception, reduction to practice, invention.

(xxxii)The Transferor is in compliance with all applicable laws in relation to the reporting of adverse events and clinical studies of the Pipeline Products.

(xxxiii)All clinical studies and nonclinical studies sponsored by the Transferor relating to the Pipeline Products have been and are being conducted in compliance with applicable laws, including laws, rules, regulations and guidance restricting the use and disclosure of individually identifiable health information. The Transferor has not received any written notices or other written correspondence from any governmental or regulatory authority with respect to any ongoing clinical studies and nonclinical studies relating to the Pipeline Products requiring the termination, suspension or modification of such clinical studies and nonclinical studies.

(2)	Representations and Warranties of the Transferee

The Transferee hereby represents and warrants to the Transferor as of the date hereof and the Closing Date as follows:

(i)	The Transferee has the full power and authority to enter into, perform and deliver this Agreement and to perform the transaction contemplated under this Agreement,

and is duly incorporated or organized and existing under the laws of the jurisdiction of its incorporation or organization.

(ii)

The execution, delivery and the performance of this Agreement and the transaction contemplated under this Agreement, by the Transferee have been duly authorized by all the necessary corporate or other actions of the Transferee, including without limitation of having obtained internal approval and authorization, permission and authorization from government authority or related department, individual.

(iii)	The execution and delivery of this Agreement, and the performance of the transaction contemplated under this Agreement, by the Transferee do not and will not:

(a)	Breach, or constitute a default under, the articles of association of the Transferee;

(b)

Result in a breach of, or constitute a default under, any contract to which the Transferee is a party or by which it is or its real properties or assets are bound, or result in acceleration of any obligation under any loan agreement;

(c)	Result in a breach or violation of or an incompliance under any applicable laws applicable to the Transferee; or

(d)

Result in the creation of any lien upon any equity interests or assets of the Transferee or the suspension, revocation, forfeiture, or non-renewal of any permit or license applicable to the Transferee.

(iv)

The execution, delivery and the performance of this Agreement and the transaction contemplated under this Agreement, by the Transferee will not violate or conflict with any laws applicable to the Transferee.

(v)

The Transferee has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Consideration and consummate the transaction contemplated by this Agreement. The Transferee has secured sufficient funding for the repayment of the Assumed Indebtedness in due course.

(vi)	The Target Equity Interests will be acquired for the Transferee’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

(vii)

As of the date of this Agreement, there are no proceedings pending or, to the knowledge of the Transferee, threatened against the Transferee or any property or asset of the Transferee and the Transferee is not subject to any outstanding judgment, decree or order that would, individually or in the aggregate, prevent or materially delay the consummation of any of the transactions contemplated hereunder by the Transferee or otherwise be materially adverse to the ability of the Transferee to perform their obligations under this Agreement.

(viii)No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereunder based upon arrangements made by or on behalf of the Transferee.

(ix)

The Transferee has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Target Companies and Target Assets, which investigation, review and analysis were performed by Transferee and its representatives. The Transferee acknowledges that, as of the date hereof, it and its representatives have been provided adequate access to the personnel, properties, facilities and records of the Target Companies and Target Assts for such purpose. In entering into this Agreement, the Transferee acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Transferor or its representatives (except the representations, warranties, covenants and agreements of the Transferor set forth in this Agreement). Notwithstanding the foregoing, the Transferee acknowledges that this waiver of reliance does not apply to any fraudulent misrepresentation, omission, or material nondisclosure by the Transferor or its representatives.

(x)

The Transferor has made available to the Transferee certain estimates, projections and other forecasts for the business of the Target Companies and certain plan and budget information. The Transferee acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. The Transferee further acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Transferee is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that the Transferee is not relying on any estimates, projections, forecasts, plans or budgets furnished by the Transferor or its representatives, and the Transferee shall not, and shall cause its affiliates and its respective representatives not to, hold any such person liable with respect thereto.

4.	Conditions Precedent to the Closing

The closing of the transfer and purchase of the Target Equity Interests and the Target Assets (the “Closing”) shall take place within ten (10) business days after the fulfillment or the joint waiver by the Transferor and the Transferee in writing of the following conditions, or at such other time as the Transferor and the Transferee may mutually agree upon. The date on which the Closing occurs is referred to as the “Closing Date”:

(1)

The representations and warranties made by the Transferor, the Target Companies and the Transferee herein shall be true and correct in all material respects as of the Execution Date and as of the Closing Date with the same force and effect as if they had been made on and as of such date (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time).

(2)

Each Party shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(3)

The Guarantee Contract entered into by the Transferor, Wuxi Creditor and CASI Wuxi in connection with the Assumed Indebtedness, dated December 14, 2023 shall have been duly terminated with the Transferor no longer being subject to any further guarantee liabilities, or the Transferor has been waived for providing such guarantee. The Transferor, CASI Wuxi, Wuxi Creditor and other parties thereto shall have entered into such amendments to the Convertible Debt Investment Agreement dated as of December 14, 2023 with terms reasonably acceptable to the Transferor and Transferee to duly reflect the terms of the transactions contemplated herein.

(4)	The judicial freeze order on the Target Equity Interests as set forth in Article 3(1)(iii) of the Disclosure Schedule shall have been removed by the competent authority.

(5)

No governmental authorities of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any laws (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

5.	Closing, Determination and Payment of the Consideration, Closing Documents

(1)

On the Closing Date, each Target Company shall issue to the Transferee a form of register of shareholders reflecting that the Transferee (or its designated subsidiary, as the case may be) to be the sole shareholder of such Target Company, and the Transferor shall deliver or cause to be delivered to the Transferee the documents specified in Article 5(3) of this Agreement.

(2)

On the Closing Date, the Transferor, the Transferee and the relevant licensors of the Pipeline Products shall have entered into the relevant assignment and/or novation agreements with respect to the Target Assets in connection with the Pipeline Products as set forth in Schedule II.

(3)

On the Closing Date, the Transferee shall pay the remaining portion of the Consideration not deemed paid by the assumption of the Assumed Indebtedness by wire transfer of immediately available funds in US dollars to the Transferor, pursuant to the wire transfer instructions delivered to the Transferee in writing at least five (5) business days prior to the Closing. Parties agree to further negotiate and agree to in good faith the payment process in connection with the contingent payments with respect to CNCT19 and China business set forth under Article 2(2) and 2(3).

(4)	The Transferor and the Target Companies shall properly maintain the following documents:

(i)

All of the Target Companies’ existing (no less than the minimum retention period required by applicable laws and regulations) books, financial statements and accounting, tax and other records of the Target Companies, including but not limited to check books, personnel policies/employee guidelines/employee handbooks, employment contracts, all historical documents and records relating to salary, social welfare, insurance payments, capital verification reports, resolutions and minutes of shareholders’ meetings/ meetings of board of directors, tax returns, original invoices, payment certificates, and company approvals, and all governmental approvals, permits, licenses, registration certificates, papers and notifications, or the ID number of the legal representative used for registration;

(ii)	A list of all bank accounts of the Target Companies (which will be kept by the finance director appointed by the Transferee upon delivery);

(iii)

The contract seals and invoice seals of the Target Companies, and all other seals that may represent the Target Companies (which will be kept and used by the management personnel and board of directors authorized by the Transferee in accordance with the internal management rules of the Target Companies upon delivery);

(iv)	All business contracts and other relevant documents and materials of the Target Companies currently in effect or terminated within three (3) years before the Closing Date;

(v)

The title documents of all assets of the Target Companies, including title certificates for real property (if any), lease contracts, title certificates of intangible assets (including patent certificates, trademark registration information, purchased information and agreements, etc.), and the list of physical assets;

(vi)

The business licenses (the original and all duplicates) of the Target Companies, the login passwords for online annual inspection, signature cards and reserved seals for all bank accounts, payment password, U-key of the bank, official seal, special seal for finance and seal of the legal representative; and

(vii)

With respect to the Target Assets, all agreements, legal documents, title certificates, regulatory filing, records, data, files and other information (in any format and medium) that are in Transferor’s or its subsidiaries’ possession, power or control.

6.	Expenses and Taxes

Each Party to this Agreement shall bear all its costs involved and incurred in connection with the preparation, negotiation, execution and performance of this Agreement and any taxes and statutory charges (if any) incurred by each Party that shall be paid by such Party in accordance with the applicable laws, including the taxes and statutory charges (if any) payable as required by the applicable PRC laws and relevant regional and national laws outside the PRC.

7.	Arrangements for the Transitional Period

(1)	Arrangements for the Transitional Period (the period between the Execution Date and the Closing Date of this Agreement)

(i)

During the Transitional Period, the Target Companies shall ensure that the Target Companies, their subsidiaries and branches will conduct business in the normal course and make their best efforts to preserve the completeness of their business organization and maintain the current status (except for normal wear and tear) of all assets and properties owned or used by the Target Companies, their subsidiaries and branches.

(ii)

During the Transitional Period, the Target Companies undertakes that, all incomes generated from the business conducted by the Target Companies, their subsidiaries and branches shall belong to the Target Companies, their subsidiaries and branches, and the Target Companies, their subsidiaries and branches shall not incur any new liabilities outside the normal course of business.

(iii)

During the Transitional Period, the Target Companies shall, and shall ensure that the Target Companies, their affiliates and advisers and their respective directors, senior management officers and representatives (a) immediately terminate any discussion or negotiation with any third party in connection with or similar to the transaction contemplated hereunder (the “Third Party Transaction”), and shall not thereafter conduct or engage in discussion or negotiation with or provide any information to any person in connection with the Third Party Transaction, unless otherwise provided in this Agreement or with prior written consent of the Transferee; and (b) not encourage, or take any other action to facilitate, any enquiry or proposal with respect to a possible Third Party Transaction, and if the Target Companies and the Transferor receive any enquiry from any other party in connection with a possible Third Party Transaction, they shall notify the Transferee immediately. Notwithstanding anything to the contrary herein, at any time prior to the Closing, following the receipt of an unsolicited, written, bona fide proposal or offer regarding a Third Party Transaction, the Transferor and its representatives may, with respect to such proposal or offer: (i)  contact the person who has made such proposal or offer solely to clarify and understand the terms and conditions thereof to the extent the Transferor shall have determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal; (ii) provide information in response to the request of the person who has made such proposal or offer, if and only if, prior to providing such information, the Transferor has received from the person so requesting such information an executed confidentiality agreement, provided, that the Transferor shall concurrently make available to Transferee any information concerning the Target Companies or Target Assets that is provided to any such person and that was not previously made available to Transferee or its representatives; and (iii) engage or participate in any discussions or negotiations with the person who has made such proposal or offer; provided, that prior to taking any actions described in clause (ii) or (iii) above, the Special Committee has (A) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes or would reasonably be expected to result in a Superior Proposal, (B) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that, in light of such Superior Proposal, failure to take such action would be inconsistent with the fiduciary duties of the Transferor board of directors under applicable law, and (C) provided prior written notice to the Transferee. Within 30 days after the delivery of such notice, the Transferor shall negotiate with the Transferee (should the Transferee so wish) such appropriate terms to this Agreement and such other transaction documents in connection with the Transfer so that the third party proposal cease to be a Superior Proposal, provided that if both Parties failed to reach such terms within the 30-day period or such extended period both Parties subsequently agree to, the Transferor shall have the right to terminate this Agreement. For the purpose of this article, “Superior Proposal” means a bona fide written proposal or offer with respect to a Third Party Transaction that the Transferor board of directors has determined in its good faith judgment, upon the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), is reasonably likely to be consummated in accordance with its terms without undue delay, taking into account all legal, financial and regulatory aspects of the proposal, and would, if consummated, result in a transaction more favorable to the Transferor’s shareholders than the transactions contemplated hereunder.

(iv)

Without the prior written consent of the Transferee, during the Transitional Period, the Target Companies, their subsidiaries and branches shall not (and the Transferor shall ensure that the Target Companies, their subsidiaries and branches shall not) carry out any of the following matters unless such matters are conducted for the purpose of this Transfer or specified or permitted by this Agreement: (a) the issue or sale of any equity interest, bonds or other securities of the Target Companies, their subsidiaries or branches; the increase or decrease in the registered capital, the transfer or redemption of the equity interest; the declaration, making or payment of any profit distribution, dividends, bonus or other distribution to the shareholders; or the creation of or permit to create any encumbrance on any part of its equity interest; (b) other than for the purpose of Target Assets transfer, (x) the disposal of any properties or assets in any manner outside the ordinary course of business of the Target Companies; (y) the merger or consolidation with any third party or being merged or consolidated with any third party, or the purchase of any material assets; (z) the license of any material intellectual property to any third party, allowing any intellectual property to expire or be waived, donated or abandoned, or the disclosure of any material trade secrets, formulas, processes, know-how or other intellectual property of the Target Companies and their subsidiaries and branches which are not pubic information prior to the disclosure, except for the disclosure pursuant to the laws, or as required by the regulatory authorities, governmental authorities or judicial bodies, or as required by the disclosure rules of the stock exchange where the Transferor is listed, or in accordance with confidentiality agreements or other agreements or arrangements; (c) the amendment to or restatement of any of their certificate of incorporation or articles of association (or similar organizational documents); (d) the commencement or settlement of any litigation, arbitration or administrative proceeding; (e) to make any external investment, or to enter into any partnership agreement, joint venture contract or other profit sharing agreement; (f) taking any action in violation of the relevant laws or regulations, or requirements of regulatory authorities or governmental authorities.

(v)

Without the prior written consent of the Transferee, during the Transitional Period, the Transferor, its subsidiaries and branches shall not transfer, sublicense, or otherwise dispose of the Target Assets to any third party, nor create any mortgage, charge, lien, security interest, easement, right of way, pledge, restriction or encumbrance of any kind on the Target Assets, to the extent that any such encumbrances exist or any amounts are owed as of the Execution Date.

8.	Undertakings and Obligations of the Transferor and the Transferee

(1)

The formalities with regard to the change of registration with the relevant Administration for Market Regulation in China in connection with this Transfer (including but not limited to the changes in shareholders, directors and senior executives appointed by the Transferee, amendment to the articles of association, etc.), shall be completed within 90 days from the Closing.

a)

Preparation of Application Materials. The Target Companies and the Transferor shall, within 7 days from the Closing, prepare and execute all documents required for the change of registration with the relevant Administration for Market Regulation in China, in connection with this Target Equity Interests Transfer. These documents include, but are not limited to, the application forms for registration change, the equity transfer agreements required by the relevant Administration for Market Regulation, shareholder resolutions and/or board resolutions, and amendments to the articles of association. The Transferee shall cooperate in the preparation of the application materials, including, but not limited to, providing the list of directors and senior executives to be appointed to the Target Companies, promptly reviewing and providing feedback on the application materials, and signing the relevant documents as required. If the Transferee provides comments on the application materials, the Transferor and the Target Companies shall make revisions accordingly.

b)

Submission of the Application Materials. The Target Companies or the Transferee shall, within 60 days from the Closing, submit the application materials to the relevant Administration for Market Regulation in China, both online and on-site, in accordance with applicable laws and regulations. If the competent Administration for Market Regulation requires revisions to the submitted application materials, the Target Companies, Transferor, and Transferee shall make the necessary revisions within 5 days of receiving such comments to ensure the successful completion of the registration change.

For the avoidance of doubt, if the Transferor receives any unfavorable arbitration award in the specified arbitration case in the Transferor Disclosure Schedule, it shall make best efforts to settle or satisfy any compensation awarded by the arbitral tribunal using available assets or other means, excluding the Target Equity Interests, to ensure the Transferee’s successful acquisition of the Target Equity Interests.

(2)

The Transferor shall effect the transfer of the Target Assets in connection with the Pipeline Products set forth in Schedule II on the Closing Date, so that the Transferee will acquire and assume all of the Transferor’s right, title and interest therein and thereto. In furtherance thereof:

a)	The Transferor shall use its best efforts to obtain all necessary third-party consents or approvals and take all actions required to effect such transfer;

b)

In the event that a third party refuses the transfer of the Pipeline Products and no further actions can be taken to effect such transfer, at the sole discretion of the Transferee, (i) the Transferor and the Transferee shall negotiate in good faith to achieve, as closely as possible, the original intent of the Parties in a mutually acceptable manner, in order to consummate the transfer of the Pipeline Products as originally contemplated, to the fullest extent possible; or (ii) the Parties shall further negotiate in good faith a reduction of the Consideration under this Agreement to reflect the impact of the un-transferred Pipeline Products.

(3)

Following the Closing, at the request of the Transferee, the Transferor shall, promptly, fully and in good faith, cooperate and provide reasonable assistance in effecting and facilitating the Target Assets transfer, including but not limited to, executing any documents, providing any information, support or training (at the Transferee’s cost) in relation to the activities involved in the Target Assets, assisting with filing, prosecution, maintenance or renewal of applications or registrations in connection with the Target Assets, etc. The Transferee and its subsidiaries and branches shall use their commercially reasonable efforts to transition its operation of the Target Assets so it will become independent of the Transferor with respect to enforcement of the Target Assets transfer as soon as commercially practicable.

(4)

Following the Closing, the Transferor shall, at the request of the Transferee, promptly cooperate with and assist in any filings, registrations, or notifications required by applicable Chinese laws and regulations in connection with the transactions contemplated hereunder, including but not limited to, filings with the China Securities Regulatory Commission (CSRC), as may be imposed on the Transferee or the Target Companies. Such cooperation shall include, without limitation, providing necessary documents, executing required forms, and providing any other reasonable assistance to ensure compliance with relevant legal requirements in a timely manner.

(5)

Each Party shall process all confidential information containing personally-identifiable data or personal data that it receives from the other Party in accordance with GDPR, Cyber Security Law of PRC, the Civil Code of PRC, and any other data protection laws, rules and regulations then in force, to the extent the foregoing are applicable to such data processing activities. Each Party shall use commercially reasonable efforts to process all confidential information containing personally-identifiable data or personal data that it receives from the other Party in material compliance with the Personal Information Security Specification of PRC to the extent applicable.

9.	Liability for Breach of Contract

(1)

If either Party is in breach of any terms or conditions contained in this Agreement (the “Breaching Party”), the other Party (the “Non-Breaching Party”) may issue a written notice to the Breaching Party notifying the Breaching Party of its breach and requiring the Breaching Party to remedy such breach within a specified reasonable time limit. If the Breaching Party fails to remedy such breach within the aforementioned time limit, the Non-Breaching Party may immediately terminate this Agreement by serving a written notice to the Breaching Party, and the Non-Breaching Party shall be entitled to claim against the Breaching Party for all the actual losses and damages incurred by such breach.

(2)

In the event that Target Equity Interests cannot be transferred to the Transferee due to a final and non-appealable court order mandating its transfer or auction to a third party as a result of the Transferor’s loss in the specified arbitration case, the Transferor shall indemnify and hold harmless the Transferee from and against any and all actual losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) incurred by the Transferee arising directly from such inability to acquire the Target Equity Interests.

For the purpose of this Article 9, no Party shall be liable to any other Party for consequential damages under any provision of this Agreement.

10.	Governing Law and Dispute Resolution

(1)	The execution, performance, amendment, termination and dispute resolution of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

(2)

In the process of the interpretation and performance of this Agreement, any dispute arising from or in connection with the performance of this Agreement shall be settled through amicable negotiations among the Parties. If no settlement can be reached through negotiations within thirty (30) days after a Party’s delivery of a written notice requesting the commencement of such negotiations to the other Parties, then any Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective rules. The arbitral award shall be final and binding upon the Parties and not appealable. The arbitration fees shall be borne by the losing Party, unless otherwise determined by the arbitral award. When any dispute occurs and at the time of arbitration of any dispute, except for the matters under dispute, the Parties shall continue to exercise their respective other rights under this Agreement and perform their respective other obligations under this Agreement.

11.	Miscellaneous

(1)	This Agreement shall be effective upon due execution by the Parties.

(2)	This Agreement may be amended or supplemented only by the agreement of the Parties and the Parties shall enter into a written amendment or supplementary agreement.

(3)

This Agreement may be terminated in any of the following circumstances: (a) by a written termination agreement executed by the Parties through consultation; (b) by any Party if the conditions precedent to the Closing under Article 4 hereof fail to be satisfied or waived jointly by the Transferee and the Transferor within twelve (12) months from the Execution Date of this Agreement, provided that both Parties specifically agree that this subparagraph (b) does not apply to any conditions precedent to the Company in relation to the judicial freeze order on the Target Equity Interests; (c) at any time prior to the Closing if any legal proceeding, bankruptcy or insolvency arises in respect of any Party and the Parties reasonably believe in good faith that it is impracticable or inadvisable to proceed with the Closing in view of such legal proceeding, bankruptcy or insolvency; (d) in accordance with Article 9 of this Agreement; or (e) in accordance with Article 7(1)(iii) by the Transferor. Upon termination of this Agreement in accordance with the foregoing, the Parties shall no longer be entitled to any rights or bear any obligations under this Agreement, except for the rights and obligations accrued from this Agreement prior to the termination.

(4)

This Agreement may be executed and delivered (including by facsimile or electronic mail) in one or more counterparts, and may be separately executed by each of the Parties. Each counterpart shall be deemed to be an original with the same legal force and effect upon execution.

(5)

This Agreement is executed in six (6) counterparts. Each of the Transferor and the Transferee shall hold one counterpart each, each of the Target Companies shall hold one counterpart, and the remaining counterparts shall be used to undergo the formalities with regard to the change of registration with relevant Administration for Market Regulation and other formalities in connection with this Transfer. Each of the six counterparts shall have the same legal force and effect.

(6)

In case of any discrepancy or conflict between this Agreement and any document submitted to the relevant Administration for Market Regulation and other government authorities, this Agreement shall prevail and this Agreement shall be used as the only evidence for determining or interpreting the rights and obligations of or arrangements between the Parties.

(7)

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereunder is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereunder be consummated as originally contemplated to the fullest extent possible.

(The remainder of this page is intentionally left blank)

(This page is the signature page to the Equity and Asset Transfer Agreement)

Transferor:

CASI Pharmaceuticals, Inc.

Authorized Signatory:	Y. Alexander Wu
Name: Y. Alexander Wu
Title: Director

Signature Page to Equity and Asset Transfer Agreement

(This page is the signature page to the Equity and Asset Transfer Agreement)

Transferee:

Kaixin Pharmaceuticals Inc.

Authorized Signatory:	Wei-Wu He
Name: Wei-Wu He
Title: Director

Signature Page to Equity and Asset Transfer Agreement

(This page is the signature page to the Equity and Asset Transfer Agreement)

Target Company:

CASI Pharmaceuticals (China) Co., Ltd. (company seal)

Legal Representative/Authorized Signatory:	Wei-Wu He
Name: Wei-Wu He
Title: Director

Signature Page to Equity and Asset Transfer Agreement

(This page is the signature page to the Equity and Asset Transfer Agreement)

Target Company:

CASI Pharmaceuticals (Wuxi) Co., Ltd. (company seal)

Legal Representative/Authorized Signatory:	Wei-Wu He
Name: Wei-Wu He
Title: Director

Signature Page to Equity and Asset Transfer Agreement

Schedule I

Equity Interest Held by the Transferor to be Transferred to the Transferee

Target Companies	Percentage of Equity Interest Held by the Transferor	Percentage of Equity Interest to be Transferred to the Transferee	Registered Capital
CASI Pharmaceuticals (China) Co., Ltd.	100%	100%	US$8,000,000
CASI Pharmaceuticals (Wuxi) Co., Ltd.	100%	100%	US$31,000,000

Schedule II

List of Target Assets

(Pipeline Products and Associated Rights, Interests and Agreements)

No.	Pipeline Products	Nature of the Rights and Interests	Territory of the Rights and Interests Under the Existing Agreement	Territory of the Rights and Interests to be Transferred	Agreements Involved
1.	BI-1206	Licensing Right from BioInvent	China (including Hongkong, Macau and Taiwan)	China (including Hongkong, Macau and Taiwan)
●
License and Development Agreement for BI-1206 between BioInvent and CASI;
●
Amendment to License and Development Agreement for BI-1206 between BioInvent and CASI;
●
GDPR Agreement among BioInvent, CASI and CASI China;
●
One-Way Confidentiality Agreement between BioInvent and CASI.

		Supply Arrangements	N/A	N/A	● Clinical Supply Agreement between BioInvent and CASI
2.	CD38 (including CID-103)	Licensing Right from Black Belt	Worldwide	Asia (excluding Japan)	● License Agreement between Black Belt and CASI
3.	Thiotepa	Licensing Right from Eseve	China (excluding Hongkong, Macau and Taiwan)	China (excluding Hongkong, Macau and Taiwan)	● Exclusive License and Distribution Agreement between Riemser and CASI; ● First Amendment to the Exclusive License and Distribution Agreement between Eseve and CASI.

Schedule III

Group Structure

Transferor Disclosure Schedule